                                                                    EXHIBIT 99.1

               ENERGY WEST ANNOUNCES ITS PRELIMINARY 2003 EARNINGS

     GREAT FALLS, Mont., September 30/PRNewswire-First Call/--ENERGY WEST,
INCORPORATED (NASDAQ EWST-News) today released its preliminary earnings for fiscal year 2003. The Company reported a consolidated net loss of $77,000 or a loss of $.03 per share as compared to net income of $1,401,000 or $.55 per share for the same period in fiscal year 2002. The most significant factor causing the decrease of $1,478,000 from the previous fiscal year was legal costs incurred by the Company's wholly owned subsidiary, Energy West Resources, Inc. (EWR), in its recently settled contract dispute with PPL Montana, LLC (PPLM). Under the terms of the settlement, EWR paid PPLM a total of $3,200,000. The final payment of
$2,200,000 which was due on September 30 was paid as scheduled. The settlement had minimal impact on fiscal year 2003 earnings due to previously established reserves and various cost cutting measures taken by the Company, including elimination of certain bonuses otherwise scheduled to be paid to executives.

     The Company's full and complete earnings by segment will be available when it files its annual 10-K with the Securities and Exchange Commission.

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Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: JoAnn S. Hogan,
Financial Communications, 1-406-791-7555, jshogan@ewst.com of Energy West,
Incorporated.

   Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com
   Our address is P. O. Box 2229, Great Falls, MT 59403-2229